Exhibit 99.1

VIEWPOINT CORPORATION RAISES $5.1 MILLION IN PRIVATE EQUITY FINANCING

NEW YORK -- Dec. 30, 2005 -- Viewpoint Corporation (NASDAQ: VWPT), announced today that it closed a $5.1 million private placement of 5,100,000 shares of common stock, priced at $1.00 per share. The investors in the transaction also will receive warrants to purchase an additional 1,020,000 shares of common stock at a price of $1.20 per share and with a term of three years. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction.

Patrick Vogt, CEO of Viewpoint Corporation, commented, “We are excited to have raised capital from some existing and new investors with a long term view of the market.  With our continued commitment toward revenue growth and profitability, today’s announcement is a positive reflection on our business strategy and the long-term outlook on the company’s growth potential. These funds give Viewpoint flexibility in a competitive marketplace to ensure a smooth implementation of our recently announced sales and product initiatives, and also provide capital that can be used to pay off our existing indebtedness next year.”

About Viewpoint

Viewpoint is a leading internet marketing technology company. The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, General Motors, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Unicast Online Advertising Suite - the Company's next-generation ad deployment and management system - and the Viewpoint Toolbar - the Vision for the Future of Search - are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com. The company has 130 employees principally at its headquarters in New York City and in Los Angeles.

Forward Looking Statements

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that Viewpoint will achieve revenue growth and profitability.